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                                                                   Exhibit 10.10

               Amended and Restated Income Tax Sharing Agreement

          This Amended and Restated Income Tax Sharing Agreement (this "Agreement") is made and entered into effective as of June 3, 1998, by and among Starwood Hotels & Resorts Worldwide, Inc. ("Starwood"), a Maryland corporation, ITT Corporation ("ITT"), a Nevada corporation, and ITT Educational Services, Inc. ("ESI"), a Delaware corporation. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth for such terms on Exhibit A to this Agreement.


                                   RECITALS

          Whereas, Starwood, ITT and others entered into the Amended and Restated Agreement and Plan of Merger ("Merger Agreement"), dated November 12, 1997, and pursuant to the Merger Agreement, a subsidiary of Starwood merged (the "Merger") with and into ITT, and ITT became a wholly-owned subsidiary of Starwood;

          Whereas, prior to the effective date of the Merger, ITT was the common parent of an Affiliated Group, which elected to file Consolidated Tax Returns, and Starwood was the common parent of another Affiliated Group, which also elected to file Consolidated Tax Returns;

          Whereas, after the effective date of the Merger, under Treas. Reg. (S) 1.1502-75(d)(3), the Affiliated Group of which Starwood was the common parent ceases to exist and the Affiliated Group of which ITT was the common parent remains in existence with Starwood as its new common parent (such Affiliated Group being referred to herein as the "Starwood Affiliated Group");

          Whereas, Starwood plans to have ITT sell a significant portion of the ESI common stock it currently owns in a public offering ("ESI Public Offering");

          Whereas, following the ESI Public Offering, ITT will own less than 80% of ESI's outstanding common stock and, as a result, ESI will no longer be a member of the Starwood Affiliated Group;

          Whereas, ITT Industries, Inc., an Indiana corporation and formerly a Delaware corporation known as ITT Corporation ("Old ITT"), and ESI entered into the Tax Sharing Agreement ("First Tax Sharing Agreement"), dated December 27, 1994, and Old ITT assigned all of its right, title and interest in and to the First Tax Sharing Agreement to ITT effective on or about September 29, 1995;

          Whereas, the First Tax Sharing Agreement provides, among other things, that for every taxable year or other period during which ESI is included in
ITT's Consolidated Tax Return, ESI is obligated to pay ITT an amount equal to the tax ESI would have been required to pay had it filed a separate federal income tax return;
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          Whereas, ITT and ESI desire to amend and restate the First Tax Sharing
Agreement as set forth herein to reflect the fact that after the effective date of the ESI Public Offering, ESI will no longer be a member of the Starwood Affiliated Group;

          Now Therefore, in consideration of the foregoing and the mutual agreements contained in this Agreement, the parties agree as follows:


                                  ARTICLE I.
                       ALLOCATION OF LIABILITY FOR TAXES

     Section 1.01 Liability for Taxes. ESI shall be responsible for and pay all federal income taxes related to Pre-Closing Operations and all federal income taxes related to Post-Closing Operations ("ESI Tax Liabilities"). Except as otherwise provided above, Starwood shall be responsible for and pay any liability of ESI for the federal income taxes of any Person other than ESI pursuant to Treas. Reg. (S) 1.1502-6 ("Starwood Tax Liabilities").

     Section 1.02 Computations. The amount of taxable income, gain, loss and any federal income tax thereon that is considered attributable to Pre-Closing Operations and to Post-Closing Operations shall be determined by (a) assuming that the ESI taxable year (including the taxable year of organizations in which ESI owns a partnership interest or other equity interest, if any) ends as of the close of business on the Closing Date, (b) closing on an actual basis ESI's books as of the close of such date (or if an actual closing is not feasible, on an equitable pro forma basis that has a comparable economic result to the result that would have been obtained had an actual closing occurred) and (c) preparing Tax Returns based on the income, gain, deductions and losses as so determined under an accurate and appropriate accounting method and consistent with the methodology and elections employed in prior years. ESI's liability for federal income taxes related to Pre-Closing Operations shall be equal to the federal income tax liability it would have had if it filed its own federal income tax return for any and all such taxable years or other periods and not as a member of the Starwood Affiliated Group, or any predecessor Affiliated Group.

     Section 1.03 Estimated Taxes and Payments of Amounts Due. Starwood shall have the right to assess ESI for estimated federal income tax payments, provided that any such assessments are based upon the projected federal income tax liability of ESI under Sections 1.01 and 1.02 and are otherwise consistent with this Agreement. Thus, Starwood shall have the right to assess ESI for such estimated federal income tax payments regardless of whether and when the Starwood Affiliated Group files estimated federal income tax returns. Starwood shall also have the right to assess ESI any amounts due under Sections 1.01 and
1.02 pursuant to the filing of the Starwood Affiliated Group's Consolidated Tax Returns including Pre-Closing Operations or pursuant to assessments related to revenue agent examinations of Pre-Closing Operations. After receiving an assessment from Starwood, ESI shall be obligated to

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make payment to Starwood at least five Business Days before the required filing of the Starwood Affiliated Group's quarterly estimated federal income tax returns or Consolidated Tax Returns, or the required due date of any payment by the Starwood Affiliated Group of any assessments related to revenue agent examinations. ESI shall receive credit for any payments of estimated tax under this Section 1.03 for any amounts due under Sections 1.01 and 1.02, and any excess payments shall be promptly refunded to ESI within five Business Days following the filing of the Starwood Affiliated Group's Consolidated Tax Return.

     Section 1.04 State and Local Taxes. State and local taxes based upon income from any state for which ESI and another Person file Tax Returns on a consolidated, combined or unitary basis shall be treated and payments shall be made in accordance with the principles of this Article I.


                                  ARTICLE II.
               PREPARING AND FILING TAX RETURNS AND PAYING TAXES

     Section 2.01 Pre-Closing Date Returns and Taxes. Starwood shall be responsible for preparing and filing all Pre-Closing Tax Returns (other than stand alone state, local and other Tax returns). ESI shall be responsible for providing Starwood with all requisite information regarding ESI for such Pre-Closing Tax Returns in the same manner and form as ESI has previously provided the information to ITT pursuant to the First Tax Sharing Agreement in periods prior to the effective date of this Agreement. Subject to ESI Tax Liabilities and ESI's obligations to make payments to Starwood pursuant to Article I, Starwood shall be responsible for the payment of all Taxes due with respect to such Pre-Closing Tax Returns, including any adjustments with respect to revenue agent examinations. Except as previously consented to in writing by ESI (which consent shall not be unreasonably withheld or delayed), every material position concerning ESI taken on a Pre-Closing Tax Return shall be consistent with the methodology and elections employed in prior years. Starwood shall deliver to ESI a copy of all Pre-Closing Tax Returns filed after the Closing Date promptly after filing.

     Section 2.02  Other Returns and Taxes.  Except as otherwise provided in
Section 2.01, ESI shall be responsible for preparing and filing all Tax Returns pertaining to ESI Tax Liabilities, including Pre-Closing Operations and Post-Closing Operations, and for paying all ESI Tax Liabilities with respect to such returns. Except as previously consented to in writing by Starwood (which consent shall not be unreasonably withheld or delayed), every material position taken by ESI on a Tax Return filed after the Closing Date (other than a Pre-Closing Tax Return) that may affect Starwood Tax Liabilities shall, for a period of three years following the Closing Date, be consistent with the methodology and elections employed in prior years.

     Section 2.03 Cooperation. ESI, ITT and Starwood shall cooperate fully with each

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other in connection with the preparation and filing of all Tax Returns or any audit examinations for any period, including, but not limited to, the timely furnishing or making available of records, books of account and any other information necessary for the preparation of the Tax Returns, as well as making employees available on a mutually convenient basis to provide additional information and explanation. If Starwood is required to file a Pre-Closing Tax Return after the Closing Date, ESI shall permit Starwood to sign such Pre-Closing Tax Return on behalf of ESI under a limited power of attorney.
Starwood, ITT and ESI shall use their best efforts to obtain any certificates or other documents from any governmental authority or any other persons as may be necessary or helpful to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the transactions contemplated by the Merger Agreement or this Agreement and which do not adversely affect any party to this Agreement.

     Section 2.04 Amended Return. ESI may, with the prior written consent of Starwood (which consent may be withheld or delayed in Starwood's sole and absolute discretion), request that Starwood (i) amend any Pre-Closing Tax Returns to reflect the carryback of ESI net operating losses or other Tax benefits from later years to earlier years or (ii) file a claim for refund of Taxes paid with respect to Pre-Closing Operations due to the carryback of ESI net operating losses or other Tax benefits from later years to earlier years. Starwood shall cooperate with ESI in obtaining any related refund of Taxes, and upon receiving any such refund shall promptly turn over such refund to ESI. Copies of any such amended Tax Returns or refund claims shall be provided to Starwood or ESI, as the case may be, within five days of filing.

     Section 2.05 Record Retention. ESI shall retain all books, records, returns, schedules, documents and other papers relating to its Taxes, for any taxable year or portion thereof ending on or before the Closing Date, for the full period of the applicable statutes of limitations, including extensions, for the period to which such Taxes relate. Thereafter, ESI shall have the right to dispose of or destroy any of such items, provided that Starwood shall have the right, at its sole cost and expense, promptly to make copies of such items if it notifies ESI of its intention to do so. Starwood shall notify ESI whenever the applicable statute of limitations, including extensions, for any such taxable year or portion thereof expires.

     Section 2.06  Contests.

          (i) With respect to any federal or state combined, unitary or consolidated Pre-Closing Tax Return, Starwood and its duly appointed representatives shall have the sole right, at its expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund. The foregoing notwithstanding, without the express written consent of ESI, which consent shall not be unreasonably withheld or delayed, Starwood shall not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing ESI Tax Liabilities.

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          (ii)  With respect to any other Tax Return of ESI, ESI and its duly appointed representative shall have the sole right, at its expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund. The foregoing notwithstanding, without the express written consent of Starwood, which consent shall not be unreasonably withheld or delayed, ESI shall not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing Starwood Tax Liabilities.

          (iii) Each party hereto shall, within 30 days (unless action is required sooner, then as soon as practicable), notify the other of the assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit with respect to any Tax Return that may affect ESI Tax Liabilities or Starwood Tax Liabilities, and shall provide the other party with copies (subject to deletion of nonrelevant information) of all correspondence relating to such contest.

     Section 2.07 Allocation of Refunds. Except as otherwise agreed upon in writing, in the event an audit, amended Tax Return or other action results in a refund of Taxes, such refund (including any interest paid thereon) shall be paid: (i) to ESI if the deduction, loss, or other item that gives rise to the refund is attributable to Pre-Closing Operations or Post-Closing Operations and the refunded Tax was actually paid by ESI; and (ii) to Starwood in all other circumstances. The parties shall lend mutual assistance to each other in taking such action as may be necessary to procure a refund, including the preparation, filing and processing of any requisite amended return or other documents.


                                 ARTICLE III.
                                 MISCELLANEOUS

     Section 3.01  Certain Tax Elections.

          (i) Except as required by the Code or the regulations promulgated thereunder, without the prior written consent of ESI (not to be unreasonably withheld or delayed), Starwood shall not make any new election or change any existing election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of increasing ESI Tax Liabilities, provided, that ESI will waive such objection on payment by Starwood to ESI of an amount equal to the increase in ESI Tax Liabilities (including any penalties, interest and costs incurred by ESI with respect thereto).

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          (ii)  Except as required by the Code or the regulations promulgated thereunder, without the prior written consent of Starwood (not to be unreasonably withheld or delayed), ESI shall not make any election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of increasing Starwood Tax Liabilities, provided, that Starwood will waive such objection on payment by ESI to Starwood of an amount equal to the increase in Starwood Tax Liabilities (including any penalties, interest and costs incurred by Starwood with respect thereto).

     Section 3.02 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the day of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

          If to Starwood or ITT:        ITT Corporation
                                        777 Westchester Avenue
                                        White Plains, New York 10604
                                        Attention: General Counsel
                                        Facsimile: (914) 640-8260

          If to ESI:                    ITT Educational Services, Inc.
                                        5975 Castle Creek Parkway N. Drive
                                        P.O. Box 50466
                                        Indianapolis, Indiana  46250-0466
                                        Attention: General Counsel
                                        Facsimile: (317) 594-4384

Any party may change its address for the purpose of this Section 3.02 by giving the other party written notice of its new address in the manner set forth above.

     Section 3.03 Other Agreements. This Agreement entirely supersedes and replaces the First Tax Sharing Agreement, and the First Tax Sharing Agreement, after the effective date of this Agreement, shall be null and void and of no force and effect.

     Section 3.04 Successors. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

     Section 3.05 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to its laws or regulations relating to conflicts of laws.

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     Section 3.06  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the parties by their duly authorized officers have caused this Agreement to be executed as of the date above first written.


                                       STARWOOD HOTELS & RESORTS
                                       WORLDWIDE, INC., a Maryland corporation


                                       By: /s/ Alan M. Schnaid
                                           -------------------------------------
                                               Name:   Alan M. Schnaid
                                               Title:  Vice President



                                       ITT CORPORATION, a Nevada corporation


                                       By: /s/ Alan M. Schnaid
                                           -------------------------------------
                                               Name:   Alan M. Schnaid
                                               Title:  Vice President



                                       ITT EDUCATIONAL SERVICES, INC., a
                                       Delaware corporation


                                       By: /s/ Clark D. Elwood
                                           -------------------------------------
                                               Name:   Clark D. Elwood
                                               Title:  Senior Vice President,
                                                       General Counsel and
                                                       Secretary

                                       7
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                                   Exhibit A

                              Certain Definitions

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504 (or any similar group defined under a similar provision of state or local law).

     "Business Day" means any weekday on which commercial banks in New York City are open.

     "Closing Date" means the effective date of the ESI Public Offering.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Tax Returns" means consolidated federal income tax returns filed in accordance with Code Section 1501.

     "Person" means a member or former member of the Starwood Affiliated Group.

     "Post-Closing Operations" means all activities of ESI other than Pre-Closing Operations.

     "Pre-Closing Operations" means all activities attributable to, or conducted by, ESI, during any period ending on or before the Closing Date, including the entire Closing Date.

     "Pre-Closing Tax Returns" means all Tax Returns, which include Pre-Closing Operations.

     "Tax" (and, with correlative meaning, "Taxes") shall mean: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any interest, penalties or additions to tax or other additional amounts with respect to the amounts described in clause (i).

     "Tax Return" means any declaration, report, claim for refund, information return, return or statement relating to Taxes, including any schedules or attachments as well as any amendments (whether submitted on a consolidated, combined, separate or unitary basis).

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